FOR MORE INFORMATION CONTACT:
                                                Michael W. Carrie
                                                Executive Vice President / CFO
                                                (248) 312-2000

                                                FOR IMMEDIATE RELEASE


                       FLAGSTAR RESTATES EARNINGS UPWARDS

Troy, Michigan (March 22, 2002) - Flagstar Bancorp, Inc. (NYSE:FBC), the holding company and parent of Flagstar Bank, FSB, today announced it is restating its 2001 annual results of operations to show an increase in net earnings of $7.7 million, or $0.39 per share - diluted, to $82.9 million, $4.17 per share - diluted. Earlier this year the Company released record annual earnings of $75.2 million, or $3.78 per share - diluted. The increase relates to adjustments made to Flagstar's accounting for stock based compensation granted to employees.

As applied, the adjustment also increased equity capital, $0.6 million, and the book value of the common stock, $.03 per share, as of December 31, 2001.

As a result, key financial ratios of Flagstar for 2001 also changed:

* A restated return on average equity of 34.98%, the highest recorded by any publicly-traded savings institution in the nation;

*    A restated return on average assets of 1.31%;

*    A restated operating efficiency ratio of 50.2%.

Flagstar Bancorp's wholly owned subsidiary, Flagstar Bank, FSB, which has $6.6 billion in total assets, is the largest savings institution headquartered in Michigan. Flagstar currently operates 73 banking centers with $2.4 billion in retail deposits, including the Company's Internet site, which is accessible at www.flagstar.com. The Flagstar banking centers are located throughout southern Michigan and Indiana. Flagstar also operates 69 loan origination centers located in seventeen states and 15 correspondent lending offices located across the United States. Flagstar Bank is one of the largest originators of residential mortgage loans in the United States.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information.